FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of the 1st day of November, 2017, to the Investment Advisory Agreement, dated as of April 29, 2016 (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Jackson Square Partners, LLC, a Delaware limited liability company (“Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend and replace Section 5(c) the Agreement to clarify that any reimbursements requested by the Adviser of a reduction made by the Adviser in its management fees or payment of expenses may only be made during the thirty-six months from the date of the management fee reduction and/or expense payment; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree as follows:

Section 5(c) of the Agreement is hereby replaced and superseded by the following:

“5 INVESTMENT ADVISORY FEES

(c) Any such reductions made by the Adviser in its fees or payment of expenses which are a Fund’s obligation are subject to reimbursement on a monthly basis by the Fund to the Adviser for a period of thirty-six months following the end of the month in which such reduction or payment was accrued, if so requested by the Adviser, if the aggregate amount actually paid by the Fund toward the operating expenses for such month (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses in effect both at the time of the reduction and payment and at the time of reimbursement.  Such reimbursement may not be paid prior to a Fund’s payment of current ordinary operating expenses.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES:

By:	/s/ James R. Arnold
James R. Arnold
President and Principal Executive Officer

JACKSON SQUARE PARTNERS, LLC:

By:	/s/ Van Tran